Exhibit 10.10

CENNTRO AUTOMOTIVE GROUP LIMITED
225 Willow Brook Rd. Unit 14
Freehold, NJ 07728 U.S.A.

June 28, 2021

Edmond Cheng

[Address Redacted]

Re:	Amended and Restated Offer of Employment

Dear Edmond,

This letter amends and restates the letter from Cenntro Automotive Group Corporation (the “Company”) to you dated March 26, 2021 (the “Original Letter”) regarding your appointment as the President and Chief Financial Officer of Cenntro Electric Group, Inc. The terms and conditions of our amended and restated offer are as follows:

1.       Term. Your employment commenced on April 1, 2021 and shall be for a term of three (3) years (the “Initial Term”) and the term shall automatically be extended for successive one (1)-year periods in accordance with the terms of this letter, unless, in either case, the term is terminated by either party with a written notice at least ninety (90) days prior to the end of the then-current term. Notwithstanding the foregoing, any notice of termination for Cause (as defined below) shall be of immediate effect.

2.       Duties. You will report to the Chief Executive Officer (the “CEO”) of the Company and be responsible for leading the Finance function, including the controllership, financial planning and analysis, and reporting. In addition, you will play a leading role in capital formation, corporate development, capital market strategy and investor relations. You will also act strategically and proactively as a member of the Company’s management team and perform any general duties that may arise as we build the Company. Of course, as the Company’s business evolves, your job responsibilities may also change. During your employment, you will devote your best efforts and your full business time, skill, and attention to your job duties.

3.       Salary. The Company will pay you a base salary of $300,000 per year in accordance with the Company’s standard payroll practices, in effect from time to time. The Board will review your base salary each year during the term and may increase such amount as it may deem advisable. Your annual base salary will be prorated for any partial years of employment.

4.       Signing Bonus. You will be entitled to receive a one-time signing bonus of $100,000 which will be paid one hundred twenty (120) days following your employment.

5.       Equity Compensation. Subject to approval of the Board of Directors of the Company (the “Board”), if the Company consummates an initial public offering of its shares of common stock, you will be eligible to receive an option to purchase a number of shares equal to 0.75% of the Company’ s common stock, calculated on a fully diluted basis immediately prior to the closing of the offering (for avoidance of doubt, without giving effect to the shares of capital stock of the Company issued in the initial public offering), with an exercise price per share equal to the sale price to the public on the date of the pricing of the initial public offering as set forth in the underwriting agreement related thereto. The option will be granted under, and subject to the terms and conditions of, the Company’s 2021 Stock Incentive Plan and your individual stock option agreement.

6.       Severance. In the event of a termination of your employment by the Company without Cause or by you for Good Reason, subject to your compliance with your covenant in the PIIA (as defined below) and your execution and non-revocation of a release in claims in a form reasonably acceptable to the Company, you shall receive the following severance payments and benefits: (a) continuation of your then-current base salary paid over a six (6)-month period following termination (such period, the “Base Salary Continuation Period”), payable in accordance with the Company’s standard payroll practices, in effect from time to time, which shall commence payment on the first payroll date following the date on which the Release becomes effective; (b) a pro-rated portion of any annual bonus for the year of termination based on actual performance, which, if earned, shall be paid when other Company bonuses are paid to similarly situated executive officers of the Company, but in no event later than March 15th of the year following the year to which the bonus relates; and (c) healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) during the Base Salary Continuation Period, but in no event for longer than eighteen (18) months. For the avoidance of doubt, if your employment is terminated by the Company with Cause or you resign without Good Reason, you will not be entitled to any of the foregoing severance payments or benefits. For purposes of this Section 5:

“Cause” shall mean the occurrence of any of the following: (i) your repeated failure to perform your duties and responsibilities to the Company or any of its affiliates or follow the lawful instructions of the Company’s CEO (or, if applicable, the Board) following written notice and fifteen (15) days to cure such failure; (ii) your material violation of any written policy of the Company or any of its affiliates that has been provided to you; (iii) your commission of any act of fraud, embezzlement, or any other material misconduct that has caused or is reasonably expected to result in injury to the Company or any of its affiliates; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company, any of its affiliates or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company or any of its affiliates; or (v) your breach of any of your material obligations under any written agreement or covenant with the Company, including this letter, following written notice and fifteen (15) days to cure such failure.

“Good Reason” shall mean the occurrence of any of the following without your consent: (i) a material change in your reporting relationship such that you are no longer reporting to the Company’s CEO; (ii) any material change in salary or bonus or a material adverse change in benefits; (iii) a material reduction in your duties; or (iv) a material breach by the Company of any of its obligations under this letter or any other written agreement between the Company and you. Notwithstanding the foregoing, Good Reason under clause (i), (ii), (iii) or (iv) shall not be deemed to exist unless written notice of termination on account thereof (specifying a termination date no later than fifteen (15) days from the date of such notice) is given by you to the Company no later than thirty (30) days after the time at which you first become or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have forty-five (45) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the forty-five (45)-day period, you must terminate your employment not later than thirty (30) days after the end of such forty-five (45)-day period in order for Good Reason to exist.

7.       Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, vacation, sick leave, holidays, and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance, and other governmental benefit programs as required by state law.

8.       Confidentiality Agreement. As a condition of your continued employment, you will be required to promptly sign the Company’s standard Employee’s Proprietary Information and Inventions and Non-Competition Agreement (“PIIA”).

9.       Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you hereby agree not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10.       No Conflicting Obligations. By execution of this letter, you represent and warrant that the performance of your duties does not and will not breach any agreement you have entered, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

11.       Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance, or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company (or termination thereof), or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to a location that is convenient to both parties.

12.       Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee, agent, or affiliate of the Company, each of whom is hereby designated a third-party beneficiary of this letter regarding arbitration), will be resolved through binding arbitration in Monmouth, County, New Jersey or another agreed upon venue convenient to both parties under the rules of the American Arbitration Association. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective, or representative basis, and you hereby waive any right to bring class-wide , collective, or representative claims before any arbitrator or in any forum. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available e to the parties hereto, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration. In the event an action is brought related to or arising from this letter, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in such action, including attorney’s fees and expenses.

13.       Corporate Reorganization. The Company intends to consummate a corporate reorganization immediately prior to the consummation of an initial public offering in order to spinoff the Company’s city delivery business in China from its international electric commercial vehicle business. Pursuant to the corporate reorganization, the Company will contribute all of the issued and outstanding shares of Cenntro Automotive Group Limited, a Hong Kong corporation, and Cenntro Automotive Corporation, a Delaware corporation, two wholly-owned subsidiaries of the Company, to Cenntro Electric Group, Inc., a Delaware corporation and a wholly-owned by the Company (“Cenntro US”), in exchange for newly issued shares of common stock of Cenntro US. Following the corporate reorganization, all references to the Company herein shall refer to Cenntro US.

14.       Miscellaneous. This letter states the complete and exclusive terms and conditions of your offer and supersedes any other agreements, whether written or oral (including, without limitation, the Original Letter). By joining the Company, you have agreed to abide by all Company policies and procedures as they are established. As required by law, this letter is subject to satisfactory proof of your right to work in the United States.

If you have any questions about the terms of this letter, please contact me at any time.

Sincerely,

CENNTRO AUTOMOTIVE GROUP LIMITED

By:	/s/ Peter Z Wang
Name:	Peter Z. Wang
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Edmond Cheng
Edmond Cheng

AS TO SECTION 12:

CENNTRO ELECTRIC GROUP, INC.

By:	/s/ Peter Z. Wang
Name:	Peter Z. Wang
Title:	Chief Executive Officer

[Signature Page to Cheng Amended and Restated Offer Letter]